Exhibit 99.1

                                                               press information

MOOG INC., EAST AURORA, NEW YORK 14052  TEL-716/652-2000  FAX-716/687-4595

release date              Immediate                        contact Susan Johnson
                          May 19, 2004

                     MOOG ANNOUNCES SELECTION ON BOEING 7E7

      Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has entered into a long-term agreement with the Boeing Commercial Airplanes Company to supply the primary flight control actuation system for Boeing's new 7E7 Dreamliner. The Moog system will control all of the primary flight control surfaces on the airplane, as well as the spoilers and the horizontal stabilizer. Shipsets will include 30 actuators and associated control electronics.

      The design and development phase will begin immediately and will become a major focus for the technical staff in Moog's Aircraft Group. The first flight of the Dreamliner is scheduled for 2007 with production deliveries beginning in 2008. Boeing is optimistic about market acceptance for the new airplane and is hopeful of achieving production rates of around 100 aircraft per year.

      "For a company that builds flight control actuation systems, there could be no more attractive airplane platform than the 7E7," said R. T. Brady, Moog's Chairman and C.E.O. "The folks in our company mounted an extraordinary effort to achieve this selection, and we're delighted to play a role in the development of a great new commercial airplane."

      Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.